Exhibit 10.3


                            CONFIDENTIAL SETTLEMENT AGREEMENT
                                       AND RELEASE

                                          AMONG

                          CONGOLEUM CORPORATION, THE PLAN TRUST

                                           And

                         CERTAIN UNDERWRITERS AT LLOYD'S, LONDON

                                                                   June 22, 2005

                  CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

      This Confidential Settlement Agreement and Release (the "Agreement") is made this 22nd day of June, 2005, by and between Congoleum Corporation, on its own behalf and on behalf of all other "Persons" (as defined herein) within the definition of "Congoleum" (as defined herein) and, upon its creation, the Plan Trust, on the one part, and certain Underwriters at Lloyd's, London ("Lloyd's Underwriters," as hereinafter defined), on the other part, (Congoleum, the Plan Trust and Lloyd's Underwriters are each referred to herein as a "Party" and collectively as the "Parties").

                                WITNESSETH THAT:

      WHEREAS, Lloyd's Underwriters severally subscribed to certain policies of insurance that provide insurance to Congoleum (the "London Policies," as more fully described and defined herein); and

      WHEREAS, Persons within the definition of Congoleum have incurred and may incur in the future certain liabilities, expenses and losses arising out of various "Claims" (as defined herein), including asbestos-related bodily injury claims, other asbestos-related claims, environmental claims and/or other types of claims; and

      WHEREAS, Congoleum asserts that Lloyd's Underwriters are obligated under the London Policies to make liability payments and pay defense costs in connection with Claims, including Claims for asbestos-related bodily injury; and

      WHEREAS, there are disputes among the Parties regarding their respective rights and obligations with respect to insurance coverage for asbestos-related bodily injury claims (the "Coverage Dispute"); and

      WHEREAS, Congoleum and Lloyd's Underwriters are parties to a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01 pending in the Superior Court of New Jersey, Law Division, Middlesex County (the "Coverage Action"); and

      WHEREAS, the "Plan Proponents" (as defined herein) distributed their Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, et al., dated October 27, 2003, as amended (the "Original Plan"); and

      WHEREAS, on or about December 31, 2003, the Debtors filed reorganization Case No. 03-51524 (KCF) jointly administered pursuant to chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Chapter 11 Case"), and the Debtors continue to operate their businesses as debtors and debtors-in-possession; and

      WHEREAS, Congoleum seeks in the Coverage Action actual compensatory and consequential damages, plus interest thereon, among other relief, and Lloyd's Underwriters deny they owe any damages as alleged and have defended against Congoleum's claims in the Coverage Action; and

      WHEREAS, on or about June 10, 2005, the Debtors filed with the Bankruptcy Court the Fifth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the "Fifth Modified Plan"); and

      WHEREAS, in consideration of certain monetary payments and other considerations, as more fully set forth herein, by this Agreement, the Parties intend to adopt, by way of compromise, and without (i) prejudice to or waiver of their respective positions in other matters, (ii) trial or adjudication of any issues of fact or law, and (iii) Lloyd's Underwriters' admission of liability or responsibility under the London Policies, a full and final settlement that releases and terminates all rights, obligations and liabilities (if any) that Lloyd's Underwriters may owe Congoleum with respect to the London Policies, any other agreement among or between the Parties concerning the London Policies (if any), and/or the Coverage Action.

                                   AGREEMENTS:

      NOW, THEREFORE, in full consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

      1.    Definitions

            For purposes of this Agreement and the attachments hereto, the following definitions apply to the capitalized terms herein wherever those terms appear in this Agreement, including the prefatory paragraph, recitals, the sections below and any attachments hereto. Capitalized terms in the prefatory paragraph, recitals, the sections below and any attachments hereto have the meanings ascribed to them therein to the extent they are not otherwise defined in this Definitions section. Capitalized terms that are not defined in this Agreement are given the meanings designated in the Fifth Modified Plan, as presently constituted. Moreover, each defined term stated in the singular shall include the plural and each defined term stated in the plural shall include the singular, and each defined term stated in the masculine form or in the feminine form or in the neuter form shall include all others. The word "including" means "including but not limited to."

            A. Agreement: The term "Agreement" means this Confidential Settlement Agreement and Release, as the same may be amended from time to time in writing in accordance with the provisions thereof.

            B. Approval Order: The term "Approval Order" means an order of the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) approving this Agreement and the compromise and settlement memorialized herein between Congoleum and Lloyd's Underwriters, which order shall be in the form of Attachment C hereto or such other order that is in a form and substance acceptable to Congoleum and Lloyd's Underwriters.

            C. Asbestos Claims: The term "Asbestos Claims" means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property, arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance. The term "Asbestos Claims" also includes, without limitation, claims or suits alleging in whole or in part exposure to asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by the Debtors or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance. The term "Asbestos Claims" also includes the definitions of the following terms, as set forth in Section 1.2 of the Plan:
ABI Asbestos Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Asbestos Property Damage Contribution Claim, Indirect Asbestos Claim, and Unknown Asbestos Claim.

            D. Business Day: The term "Business Day" means any day that is not a Saturday, a Sunday, a federal holiday in the United States of America or a national holiday in the United Kingdom.

            E. Claim: The term "Claim" means any of the following: (1) "Claim" as that term is defined in the United States Bankruptcy Code, 11 U.S.C. ss. 101(5); (2) "Demand" as that term is defined in the United States Bankruptcy Code, 11 U.S.C. Sec. 524(g)(5); or (3) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise, including without limitation, an Asbestos Claim. The term "Claim" further includes, without limitation any claim (a) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability; (b) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation; or (c) pursuant to or under a contract, other agreement, promise, representation or warranty; or (d) pursuant to any direct action or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

            F. Confirmation Order: The term "Confirmation Order" means an order entered by the Bankruptcy Court in the Chapter 11 Case confirming the Plan, together with any order of the United States District Court issued pursuant to section 524(g)(3)(A) of the Bankruptcy Code confirming or affirming such order.

            G. Creditors' Committee: The term "Creditors' Committee" means the Official Committee of Unsecured Asbestos Claimants initially appointed by the United States Trustee in the Reorganization Cases on or about April 21, 2004.

            H. Execution Date: The term "Execution Date" means the earliest date upon which all of the Parties (or their authorized representatives) have executed this Agreement.

            I. Equitas: The term "Equitas" shall mean (i) Equitas Limited, Equitas Reinsurance Limited, Equitas Holdings Limited, Equitas Management Services Limited, and Equitas Policyholders Trust Limited; (ii) all the present and former officers, directors, employees, subsidiaries, affiliates, representatives, attorneys and agents of the entities set forth in sub-paragraph 1.I(i) hereof, and their respective predecessors and successors, if any, solely in such capacity; and (iii) the respective heirs, executors, administrators, successors, assigns and reinsurers (as such) of any of the Persons identified in sub-paragraphs 1.I(i) and 1.I(ii) hereof.

            J. Escrow Account: The term "Escrow Account" means the account established pursuant to the "Escrow Agreement" (as defined herein).

            K. Escrow Agent: The term "Escrow Agent" means the Escrow Agent as defined in the Escrow Agreement.

            L. Escrow Agreement: The term "Escrow Agreement" means the agreement entered into by Congoleum, Lloyd's Underwriters and the Escrow Agent, which agreement shall be in the form of Attachment D hereto or such other agreement that is in form and substance acceptable to Congoleum and Lloyd's Underwriters.

            M. FCR: The term "FCR" means the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such.

            N. Final Order: The term "Final Order" means an order as to which the time to appeal, petition for certiorari, or move for reargument, rehearing or reconsideration has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, rehearing, or reconsideration shall then be pending or as to which any right to appeal, petition for certiorari, reargue, rehear or reconsider shall have been waived in writing by the Entity possessing such right, or, in the event that an appeal, writ of certiorari, or reargument, rehearing or reconsideration thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or from which certiorari has been denied or reargument, rehearing or reconsideration was sought and denied, and the time to take any further appeal, petition for certiorari, or move for further reargument, rehearing or reconsideration shall have expired.

            O. Congoleum: The term "Congoleum" shall mean:

                  (i) the corporation now named Congoleum Corporation that was incorporated in the State of Delaware in 1986; its predecessors, successors and past and present assigns; all its past and present subsidiaries and the predecessors, successors and past and present assigns of such subsidiaries; any Persons in which the corporation now named Congoleum Corporation that was incorporated in the State of Delaware in 1986 has an ownership interest, directly or indirectly, of fifty percent (50%) or more, and any Persons on whose behalf Congoleum has the power to release claims under the London Policies;

                  (ii) any Persons that have been acquired by, merged into or combined with any of the Persons identified in sub-paragraph 1.P(i) above;

                  (iii) any and all Persons named as insureds, other insureds, or otherwise insured or claimed to be insured under the London Policies;

                  (iv) Congoleum Sales, Inc. and Congoleum Fiscal, Inc., debtors and debtors-in-possession; and

                  (iv) the directors, officers, agents, employees, representatives and attorneys of any of the foregoing Persons, solely in their respective capacities as such.

            Q. Lloyd's Underwriters: The term "Lloyd's Underwriters" shall mean
(i) all the underwriters, members or Names, at Lloyd's, London who, through their participation in syndicates (including without limitation, those identified on Attachment B hereto), severally subscribed, each in his own proportionate share, to one or more of the London Policies, as well as all underwriters, members or names at Lloyd's, London (whether or not they participated in the syndicates identified in Attachment B hereto) who, through their participation in syndicates (including without limitation, those identified on Attachment B hereto) severally subscribed to any London Policies the existence of which (a) has not presently been established; or (b) has been established but as to which the identities of the Names, members or syndicates are not presently known; (ii) all the present and former employees (if any), representatives, attorneys and agents of the Persons set forth in sub-paragraph 1.Q(i) hereof, and their respective predecessors and successors, if any, solely in such capacity; and (iii) the respective heirs, executors, administrators, successors, assigns and reinsurers (as such) of any of the Persons identified in sub-paragraphs 1.Q(i) and 1.Q(ii) hereof. For avoidance of doubt, Equitas is not within the definition of "Lloyd's Underwriters. "

            R. London Policies: The term "London Policies" shall mean (i) all insurance policies listed in Attachment A hereto, to the extent such policies exist and provide insurance coverage to Congoleum; (ii) all known and unknown contracts of insurance (whether or not listed in Attachment A hereto), (excepting contracts of life insurance) (a) that are severally subscribed to or participated in by Lloyd's Underwriters; (b) that provide insurance coverage to Congoleum; (c) that were originally allocated to the 1992 year of account or any earlier year of account (including without limitation, any liabilities under such contracts reinsured to close into the 1993 or any later year of account, but excluding any liabilities re-signed or reallocated pursuant to a premium transfer into the 1993 or later year); and (d) for which the liabilities thereunder have been reinsured by Equitas Reinsurance Limited pursuant to the Reinsurance and Run-off Contract dated September 3, 1996 or the Lioncover Reinsurance Contract dated December 18, 1997.

            S. Person: The term "Person" shall mean an individual, a corporation, a partnership, a joint venture, an association, a trust, any other Entity or organization, and any federal, state or local government or any governmental or quasi-governmental body or political subdivision or any agency, department, board or instrumentality thereof.

            T. Plan: The term "Plan" means the Fifth Modified Plan, as such Fifth Modified Plan may be further modified from time to time in accordance with the terms thereof; provided, however, that such modifications:

            1.    are consistent with the terms of this Agreement;

            2. do not materially and adversely affect the interests under this Agreement of Lloyd's Underwriters or Congoleum;

            3. continue to provide for an injunction that is at least as broad and inclusive as the "Asbestos Channeling Injunction" (as defined in the Fourth Modified Plan) that applies to Settling Asbestos Insurance Companies; and

            4. continue to provide that the Plan Trust shall be bound to the provisions of this Agreement with the same force and effect as if the Plan Trust were a party to this Agreement from the Execution Date.

            U. Plan Proponents: The term "Plan Proponents" means the Debtors in the Chapter 11 cases jointly administered under Case No. 03-51524 (KCF) in the United States Bankruptcy Court for the District of New Jersey.

            V. Settlement Amount: The term "Settlement Amount" means the sum of Nineteen Million Nine Hundred Fifty Thousand United States dollars. (US $19,950,000).

            W. Trigger Date: The term "Trigger Date" means the day on which written notice is provided to Lloyd's Underwriters in the manner set forth in
Section 19 of this Agreement, stating that all of the following have occurred, provided that all of the following have in fact occurred:

                  1. the Approval Order becomes a Final Order;

                  2. Lloyd's Underwriters are designated as Settling Asbestos Insurance Companies (entitled to all the rights and protections afforded Settling Asbestos Insurance Companies under the Plan, including the protection of an injunction under Section 524(g) of the Bankruptcy Code) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the conclusion of the confirmation hearing, and such designation has not been deleted or modified.

                  3. the Confirmation Order becomes a Final Order;

                  4. the occurrence of the Plan Effective Date; and

                  5. The date is January 4, 2006 or thereafter and no Asbestos Legislation was enacted into Law.

2.    Payment of the Settlement Amount

      A. Within fifteen (15) Business Days of the Execution Date, Lloyd's Underwriters agree to pay the Settlement Amount into the Escrow Account by wire transfer as follows:

            ABA No.        053000219
                           D/5000000016439
                           CT/BRANCH 2800

            Bank Name:     WACHOVIA BANK, NATIONAL ASSOCIATION
                           CHARLOTTE, NC

            Account No.    2572008482

            Acct Name:     Congo/Lloyds Esc

            Attn.          Rick Barnes

Thereafter, within five (5) Business Days of the Trigger Date, the Parties shall direct the Escrow Agent to release the Settlement Amount in full, along with any and all interest or investment income accrued thereon (less (a) any expenses that the Escrow Agent incurs; (b) any reserves required under the Approval Order to be held for the payment of taxes, indemnities, or otherwise; and (c) losses incurred under any investment of the Settlement Amount permissible under the terms of the Approval Order and the Escrow Agreement) to the Plan Trust or as otherwise directed by the Court. Subject to the provisions of Paragraph 2.D below, upon the release of the Settlement Amount pursuant to this Paragraph 2.A, legal and equitable title to the Settlement Amount shall pass irrevocably to the Plan Trust or to such other Entity as is directed by the Court.

      B.    Time is of the Essence.

            Time is of the essence with respect to the payment of the Settlement Amount.

      C.    Finality of Payment.

      The Settlement Amount is in addition to any and all amounts paid prior to the Execution Date by or on behalf of Lloyd's Underwriters to or for the benefit of Congoleum in connection with Asbestos Claims or otherwise (the "Prior Payments"). Subject to the provisions of Paragraph 2.D below, any and all payments by Lloyd's Underwriters, including, without limitation, the Prior Payments (if any) and the Settlement Amount are deemed final and irrevocable payments upon the occurrence of the Trigger Date. Lloyd's Underwriters' payment of the Settlement Amount is in addition to any and all payments made by Lloyd's Underwriters to or for the benefit of Congoleum prior to the Execution Date, including any Prior Payments.

      D.    Federal Asbestos Legislation

            1.    Definitions for this Paragraph 2.D

                  a. Asbestos Legislation: The term "Asbestos Legislation" means any legislation enacted by the United States Congress and signed by the President of the United States by no later than January 3, 2006 or that becomes law without the President's signature by no later than January 3, 2006, that (1) regulates, limits or controls the prosecution of Asbestos Claims in the state or federal courts, (2) creates or purports to create an obligation on Lloyd's Underwriters to pay money pursuant to the legislation for the benefit of asbestos claimants; and (3) replaces, at least in part, Lloyd's Underwriters' obligations to policyholders under policies of insurance covering or alleged to cover Asbestos Claims. The term "Asbestos Legislation" is intended to encompass what is commonly understood to be "asbestos reform" legislation and is not intended to encompass general tort reform, class action reform, malpractice reform, or tax reform, or any other legislation that would regulate, limit or control Claims without regard to whether such claims arise from or are attributable to exposure to asbestos or asbestos-containing products. For the avoidance of doubt, the fact that legislation alters or modifies the requirements or standards for establishing liability against the Debtors and/or the Plan Trust (including legislation that imposes medical and/or exposure criteria, imposes strict liability on the Debtors and/or the Plan Trust, or regulates or limits the jurisdiction or forum in which an Asbestos Claim may be brought) does not make such legislation "Asbestos Legislation" under this sub-paragraph 2.D.1.a.

                  b. Federal Fund: "Federal Fund" means the Person to which Lloyd's Underwriters are obligated or purportedly obligated to pay money pursuant to Asbestos Legislation.

                  c. Repayment Amount: "Repayment Amount" means (A + B) - (Y +
Z) where:

             A = the Settlement Amount;

                  B = all interest or other investment return on the Settlement Amount balance from the date that the Settlement Amount is deposited into the Escrow Account to the date the Settlement Amount balance is disbursed pursuant to this Paragraph 2.D;

                  Y = any actual monetary decrease in Lloyd's Underwriters' payment or contribution or liability to pay or contribute under any Asbestos Legislation that is attributable to their payment of the Settlement Amount under this Agreement; and

                  Z = the reasonable and proper charges, fees and expenses of the Plan Trustee and the Escrow Agent.

                  2. Subject to the provisions of this Paragraph 2.D, the Parties intend that, if Asbestos Legislation is enacted into law, Lloyd's Underwriters will not be required to pay under this Agreement any portion of the Settlement Amount that Lloyd's Underwriters will be required to pay (or do in fact pay) to the Federal Fund with respect to the London Policies.

                  3. Solely in the event that Asbestos Legislation (if any) is enacted into law, then, notwithstanding any other provision in this Agreement to the contrary, the Plan Trustee or the Escrow Agent (as the case may be) shall hold the Repayment Amount until one of the following events has occurred:

                  a. Pursuant to the Asbestos Legislation, a date is set on which Lloyd's Underwriters are legally obligated to pay money to the Federal Fund. In that event, Lloyd's Underwriters shall have the right, in their sole discretion, to direct the Plan Trustee or the Escrow Agent (as the case may be) to pay the Repayment Amount to the Federal Fund on the date and in the manner that Lloyd's Underwriters are legally obligated to pay money pursuant to the Asbestos Legislation. The Plan Trustee or the Escrow Agent (as the case may be) shall be required under the Trust Agreement or the Escrow Agreement (as the case may be) to pay the Repayment Amount as directed by Lloyd's Underwriters pursuant to this sub-paragraph 2.D.3.a.

                  b. If the Plan Trustee or the Escrow Agent (as the case may be) has not disbursed money pursuant to Lloyd's Underwriters' direction as authorized by sub-paragraph 2.D.3.a above, and there is a legal challenge relating to the Asbestos Legislation that results in a Final Order pursuant to which Lloyd's Underwriters have no legal obligation to pay money pursuant to the Asbestos Legislation, then the Plan Trustee or the Escrow Agent (as the case may be) shall retain the Repayment Amount and shall disburse such amounts in the case of the Plan Trustee, pursuant to the Plan and the TDPs, or in the case of the Escrow Agent, pursuant to the Escrow Agreement.

                  c. If the Plan Trustee or the Escrow Agent (as the case may be) have disbursed money pursuant to Lloyd's Underwriters' direction as authorized by sub-paragraph 2.D.3.a above, and there is a legal challenge relating to the Asbestos Legislation that results in a Final Order pursuant to which the Repayment Amount disbursed under sub-paragraph 2.D.3.a above is repaid to Lloyd's Underwriters and such repayment is attributable to a disbursement under sub-paragraph 2.D.3.a above, then Lloyd's Underwriters shall, within ten
(10) Business Days of receipt of the Repayment Amount, pay the Repayment Amount to the Plan Trust or deposit the Repayment Amount into the Escrow Account, as applicable.

            4. Congoleum, the Plan Trust and Lloyd's Underwriters agree that they shall take such action as is necessary to facilitate payment of the Repayment Amount as authorized by this Paragraph 2.D and expressly agree that they will not take (and shall not be permitted to take, support or sponsor) an action that might directly or indirectly delay such payment.

            5. If Asbestos Legislation is enacted into law, at the request of any Party, the Parties shall meet and confer concerning the practical implementation of this Paragraph 2.D in light of the Asbestos Legislation.

            6. Any Dispute among the Parties arising out of or relating to this Paragraph 2.D, including the breach, termination or validity thereof, shall be finally resolved by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by a sole arbitrator. Such arbitration must be resolved on an expedited basis, and must be completed with an award by the arbitrator entered no more than ninety (90) days from the date any Party demands arbitration pursuant to this sub-paragraph 2.D.6. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Each Party shall bear its own fees and costs incurred in connection with the arbitration.

      3.    Several Liability

            Congoleum acknowledges that the obligations of Lloyd's Underwriters are several, and not joint. Congoleum agrees that no Lloyd's Underwriter shall be liable for any portion of the Settlement Amount allocated to any other Lloyd's Underwriter.

      4.    Release

            A.    Releases By Congoleum

                  1. Upon Lloyd's Underwriters' payment in full of the Settlement Amount as provided by the terms of this Agreement, and except for the obligations created by this Agreement, Congoleum and the future assigns of all

Persons within the definition of Congoleum, in their capacity as such, and the Plan Trust, upon its creation, shall be deemed to release, remise, covenant not to sue and forever discharge Lloyd's Underwriters from and against all manner of action, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses, Claims or Demands whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future claims, of any type whatsoever, that Congoleum ever had, now has, or hereafter may have (a) for insurance coverage, including both defense costs and indemnification claims, under the Subject Insurance Policies;
(b) arising out of or relating to any act, omission, representation, or conduct of any sort in connection with any of the London Policies, including but not limited to the placement of and/or subscription to the London Policies and the handling of any claim thereunder; (c) arising out of or in connection with any agreements between or among the Parties relating to the London Policies and/or the Coverage Action, other than this Agreement; and (d) arising under or relating in any way to the London Policies.

                  2. Solely with respect to the Lloyd's Underwriters' subscription in and to the London Policies, it is the intention of Congoleum to reserve no rights or benefits whatsoever under the London Policies or in connection with any past, present or future claims under the London Policies, and to assure Lloyd's Underwriters their peace and freedom from such claims and from all assertions of rights in connection with such claims.

                  3. Upon Lloyd's Underwriters' payment in full of the Settlement Amount, any and all rights, duties, responsibilities and obligations of Lloyd's Underwriters created by or in connection with the London Policies are hereby terminated. As of the date of such payment in full, Congoleum shall no longer have any insurance coverage from Lloyd's Underwriters under the London Policies. The various releases contained in this Paragraph 4.A are intended to operate as though Lloyd's Underwriters had never subscribed to or reinsured the London Policies.

                  4. All releases contained in this Paragraph 4.A shall also extend to Equitas, which is an intended third-party beneficiary of the terms of the releases. Notwithstanding the foregoing, all such releases shall become null and void as to Equitas if Equitas seeks to assert any claim against Congoleum relating in any way to the London Policies, except as to enforcement of any provision of this Agreement. Similarly, the releases provided by this Paragraph 4.A in favor of presently unknown Lloyd's Underwriters shall become null and void as to any such Lloyd's Underwriter if he seeks to assert any claim against Congoleum relating in any way to the London Policies, except as to enforcement of any provision of this Agreement.

                  5. CONGOLEUM ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS ATTORNEYS CONCERNING, AND IS FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR," AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.

                  6. Congoleum expressly assumes the risk that acts, omissions, matters, causes or things may have occurred that they do not know or do not suspect to exist. Congoleum hereby waives the terms and provisions of any statute, rule or doctrine of common law that either: (i) narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or, (ii) restricts or prohibits the releasing of such claims.

B.    Release By Lloyd's Underwriters

                  1. At the same time the releases described in Paragraph 4.A above become effective, each Lloyd's Underwriter so released, and any subsequently appointed trustee or representative acting for such Lloyd's Underwriter, shall remise, release, covenant not to sue and forever discharge Congoleum from and against all manner of action, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses, Claims or Demands whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future claims, of any type whatsoever, that each such Lloyd's Underwriter ever had, now has, or hereinafter may have arising under or in any way relating to the London Policies.

                  2. LLOYD'S UNDERWRITERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR ATTORNEYS CONCERNING, AND ARE FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVE ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR," AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.

                  3. Lloyd's Underwriters expressly assume the risk that acts, omissions, matters, causes or things may have occurred that they do not know or do not suspect to exist. Lloyd's Underwriters hereby waive the terms and provisions of any statute, rule or doctrine of common law that either: (i) narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or, (ii) restricts or prohibits the releasing of such claims.

                  4. It is the intention of Lloyd's Underwriters to reserve no rights or benefits whatsoever under or in connection with the London Policies, with respect to any past, present or future claims, and to assure Congoleum its peace and freedom from all such claims and from all assertions of rights in connection with such claims.

5.    Defense Of The Asbestos Channeling Injunction

      A. Subject to the provisions of Paragraph 5.E below, in the event that any Claim is brought against Lloyd's Underwriters and/or Equitas that is subject to the Asbestos Channeling Injunction, the Plan Trust will exercise its reasonable best efforts (at the expense of the Plan Trust) to establish that such Claim is enjoined as to Lloyd's Underwriters and/or Equitas by operation of the Asbestos Channeling Injunction. To that end, subject to the provisions of Paragraph 5.E below, the Plan Trust will, at its expense, defend the application of the Asbestos Channeling Injunction as to any Claim asserted against Lloyd's Underwriters and/or Equitas that is subject to the Asbestos Channeling Injunction.

      B. In the event that the Plan Trust is precluded by an order of any court of competent jurisdiction from defending the application of the Asbestos Channeling Injunction as to any Claim asserted against Lloyd's Underwriters and/or Equitas that is subject to the Asbestos Channeling Injunction, the Plan Trust shall reimburse Lloyd's Underwriters and/or Equitas, subject to the provisions of Paragraph 5.E below, for the reasonable costs they incur in defending the Asbestos Channeling Injunction; provided, however, that the Plan Trust shall have no obligation to pay any internal costs of Lloyd's Underwriters or Equitas (including costs associated with time or expenses of Lloyd's Underwriters' employees). For the avoidance of doubt, other than the reimbursement obligation provided in this Paragraph 5.B, the Plan Trust has no obligation:

            1. to defend any Claim against Lloyd's Underwriters and/or Equitas with respect to any issue, including the application of any defense to insurance coverage or defense to any tort liability; or

            2. to indemnify Lloyd's Underwriters and/or Equitas to any extent for any Claims, whether for defense costs, expenses, judgments, settlements, or otherwise.

      C. Within fifteen (15) Business Days of receipt of any demand, notice, summons or other process received by Lloyd's Underwriters and/or Equitas in connection with any Claim that Lloyd's Underwriters and/or Equitas believe is subject to the Asbestos Channeling Injunction, Lloyd's Underwriters and/or Equitas (as the case may be) shall forward such demand, notice, summons or other process to the Plan Trust. The Plan Trust shall notify Lloyd's Underwriters and/or Equitas in writing within fifteen (15) Business Days of receipt of notice of such Claim from Lloyd's Underwriters and/or Equitas whether the Plan Trust agrees that such Claim triggers the Plan Trust's obligations pursuant to Paragraph 5.A above. In the event that there is a dispute whether a Claim triggers the Plan Trust's obligations pursuant to Paragraph 5.A above, the Plan Trust and Lloyd's Underwriters and/or Equitas shall meet and confer to attempt to resolve any such dispute. If they are unable to resolve such dispute by meeting and conferring, they may litigate before the Court (or, if the Court refuses to exercise jurisdiction, before any court of competent jurisdiction) whether the Claim at issue triggers the Plan Trust's obligations pursuant to Paragraph 5.A above. While such dispute remains unresolved, Lloyd's Underwriters and/or Equitas have the right to defend the Asbestos Channeling Injunction as they deem appropriate. Lloyd's Underwriters and Equitas shall cooperate reasonably with the Plan Trust with respect to the obligations provided in this
Section 5.

      D. The obligations set forth in this Section 5 shall also extend to the benefit of Equitas, which is an intended third-party beneficiary of the terms of this Section 5. However, if Equitas fails to perform the obligations required of it or Lloyd's Underwriters under Paragraph 5.C above with respect to any Claim, and such failure materially prejudices the Plan Trust, the Plan Trust shall have no obligation to defend the Asbestos Channeling Injunction pursuant to this
Section 5 as to Equitas with respect to that Claim. Such obligations shall be deemed to have been met if Lloyd's Underwriters perform such obligations with respect to such Claim, so long as any agreement Lloyd's Underwriters reach pursuant to Paragraph 5.C above binds Equitas.

      E. Notwithstanding anything in this Section 5 to the contrary, in no event shall the Plan Trust's obligation pursuant to this Section 5 exceed $500,000 in the aggregate in the defense of Claims brought against the Protected Parties, which Claims are subject to the Asbestos Channeling Injunction.

6.    Dismissal of Coverage Action

      No later than fourteen (14) days after the date that the Court enters the Approval Order:

      A. Congoleum will dismiss without prejudice its Claims, counterclaims or cross-claims (if any) against Lloyd's Underwriters in the Coverage Action;

      B. Lloyd's Underwriters shall dismiss without prejudice their Claims, counterclaims or cross-claims (if any) against Congoleum in the Coverage Action.

      C. Upon the occurrence of the Trigger Date, the dismissals provided for in Paragraphs 6.A and B above shall be deemed to be dismissals with prejudice. The Parties shall bear their own costs, expenses, and counsel fees in the Coverage Action. Nothing herein shall prevent Congoleum from recovering its costs, expenses and counsel fees in the Coverage Action from any Entity other than Lloyd's Underwriters or Equitas; and

      D. The Parties' stipulation of dismissal shall state that, in the event that this Agreement becomes null and void pursuant to Section 9 below, Congoleum may re-join Lloyd's Underwriters to the Coverage Action and re-assert all claims against Lloyd's Underwriters in the Coverage Action, other than the bad faith claims that have been asserted in the Coverage Action, which bad faith claims shall not be re-asserted against Lloyd's Underwriters in the Coverage Action or in any new action. In such event, the Parties agree that each of Congoleum and Lloyd's Underwriters will be bound by all issues adjudicated or rulings in the Coverage Action after the date of the stipulation of dismissal despite the fact that Lloyd's Underwriters did not actually participate in the litigation of such issues.

7.    Bankruptcy Obligations

      A. Pursuant to the Plan, prior to the conclusion of the Confirmation Hearing, the Plan Proponents shall designate Lloyd's Underwriters and Equitas (solely in its capacity as Lloyd's Underwriters' reinsurer and run-off agent) as Settling Asbestos Insurance Companies in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents.

      B. Congoleum shall file, no later than ten (10) Business Days after the Execution Date, a motion pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Approval Order, which motion shall be in a form and in substance reasonably satisfactory to Lloyd's Underwriters, and Lloyd's Underwriters will reasonably support and Lloyd's Underwriters and Equitas will not oppose the Plan Proponents' efforts to obtain such approval.

      C. Promptly following the Execution Date, Lloyd's Underwriters and the Debtors shall advise the Bankruptcy Court that the Parties have entered into a settlement agreement. Provided that the Approval Order includes the findings set forth in Paragraph 7.D below, promptly following the date on which the Approval Order becomes a Final Order, unless and until this Agreement becomes null and void pursuant to its terms (if ever), Lloyd's Underwriters shall:

            1.    not cooperate with any other defendant in the Coverage Action;

            2. withdraw their participation in any and all objections they have made to the Plan and/or to any findings or conclusions of law issued by or recommended by the Bankruptcy Court, and any and all motions, Claims, and any appeals or notices of appeal that they have filed or made in the Chapter 11 Reorganization Cases;

            3. not file any new objections to the Plan or appeal the Confirmation Order (for the avoidance of doubt, this provision does not apply to a plan of reorganization other than the
                  Plan)

            4.    not pursue any Claims against the Debtors;

            5. withdraw their participation in any and all outstanding discovery requests; and

            6. serve no new discovery requests in the Debtors' confirmation proceeding; in either the case of (4) or (5), directed by Congoleum to Lloyd's Underwriters or by Lloyd's Underwriters to Congoleum.

The Parties recognize and agree that subscribers to the London Policies other than Lloyd's Underwriters have joined in various motions, Claims, appeals, notices of appeal and discovery requests of Lloyd's Underwriters and that this Agreement shall not affect in any way the rights of such other subscribers to continue to prosecute such motions, Claims, appeals, notices of appeal and discovery requests. Such withdrawals by Lloyd's Underwriters shall be without prejudice until the occurrence of the Trigger Date, at which time such withdrawals shall be deemed to be with prejudice. Notwithstanding the foregoing, sub-paragraph 7.C.1 above shall not be construed to preclude or limit in any way the representation of subscribers to the London Policies other than Lloyd's Underwriters by any counsel of record in the Coverage Action or the Chapter 11 Case that previously represented Lloyd's Underwriters and/or Equitas in the Coverage Action or the Chapter 11 Case.

      D. As a condition precedent to the obligations of Lloyd's Underwriters under Paragraph 7.C above, the Approval Order must include findings that:

            1. Lloyd's Underwriters' payment in full of the Settlement Amount shall satisfy and extinguish in full their obligations under the London Policies.

            2. The Settlement Amount shall be used only to pay Asbestos Claims and/or to pay other amounts payable by the Plan Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended.

            3. Adequate notice of the Debtors' Motion for Approval of the Settlement Agreement Between the Debtors and Lloyd's Underwriters (the "Motion") and of the hearing on the Motion was given by mailing a copy of the Motion and notice of the hearing on the Motion to: (a) the members of the Official Committee of Asbestos Claimants (the "Committee") and the Committee's counsel; (b) the FCR and the counsel for the FCR;
                  (c) the Claimants' Counsel; (d) all other Persons or Entities that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case; (e) the United States Trustee; (f) the Collateral Trustee (the "Collateral Trustee") of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (g) Congoleum Corporation's majority shareholder, American Builtrite, Inc.; (h) any other presently existing Entities that are insureds under the London Policies;
                  (i) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Plan (the "Claimant Agreement"), or ballots submitted in connection with this case; and (j) to all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) days prior to the Hearing, became known through filing of a proof of claim or otherwise.

            4. Notice to an attorney for the holder of an Asbestos Claim constitutes notice to the claimant for purposes of the Agreement and the Motion.

            5. Notice of the Agreement, the Motion and the Hearing is sufficient to bind the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtors' Chapter 11 case.

            6. The Approval Order and each of its Findings and Conclusions are binding upon the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons or Entities, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case.

            7. The Approval Order includes a provision acknowledging that the Plan, as amended, states that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company which shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims.

      D. Upon the occurrence of the Plan Effective Date, all of Congoleum's Asbestos Insurance Rights under this Agreement shall be assigned to the Plan Trust pursuant to the Plan, automatically and without need of further action by any Party or Entity, provided that this Agreement has not then and does not thereafter become null and void pursuant to its terms.

      E. Upon its creation, the Plan Trust (1) automatically and without need for further action shall become a Party to this Agreement; and (2) promptly shall execute this Agreement. Upon the Trigger Date, and without limiting the obligations of Congoleum under this Agreement, the Plan Trust automatically shall succeed to all the rights and be bound by all of the obligations of the Debtors under this Agreement without necessity of further action. Congoleum shall include in the Plan Trust Agreement as an obligation of the Plan Trust, effective from its creation, that such trust shall be subject to and bound by this Agreement and the Approval Order.

      F. Congoleum and the Plan Trust shall not seek to terminate, reduce, or limit the scope of the Asbestos Channeling Injunction with respect to Lloyd's Underwriters and/or Equitas after the Confirmation Order becomes a Final Order.

8.    Effectiveness Of Agreement And Voidability

      A. This Agreement is subject to the contingencies set forth in sub-paragraphs 8.A.1 - 8.A.5 below. If any of the following events occurs, any Party may declare this Agreement null and void by providing written notice to the other Parties in the manner provided in Section 19 below, in which case, this Agreement shall terminate, subject to the provisions of Paragraph 8.C below:

            1. The Court or a court of competent jurisdiction enters an order confirming a Chapter 11 plan of reorganization for Congoleum or one or more of the other Debtors other than the Plan;

            2. The Court or a court of competent jurisdiction enters an order that provides that Lloyd's Underwriters and/or Equitas are not Settling Asbestos Insurance Companies or otherwise contravenes the designation of Lloyd's Underwriters and/or Equitas as Settling Asbestos Insurance Companies;

            3. The Court, or any other court of competent jurisdiction enters an order denying approval of the Agreement;

            4. The Court or a court of competent jurisdiction enters an order converting the Chapter 11 Case into a Chapter 7 case or dismissing the Chapter 11 Case;

            5. The Court or a court of competent jurisdiction enters an order appointing a trustee or examiner substantially possessing the rights, powers and duties of a trustee in the Chapter 11 Case; or

            6. The Confirmation Order does not become a Final Order within two years of the Execution Date.

      B. In the event that the Court or a court of competent jurisdiction enters an order approving the Agreement, which order is other than an Approval Order that includes the findings set forth in Paragraph 7.D above, then any Party may declare the Agreement to be null and void within sixty (60) days following the entry of such order approving the Agreement. The Parties shall meet and confer at some point during said sixty (60) day period to determine whether the order so entered is satisfactory to each of them and/or to explore whether a proposed order can be fashioned and jointly submitted to the Court for approval.

      C. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is declared by any Party to be null and void pursuant to this Section 8:

            1. this Agreement, other than Sections 1, 8 and 19 (which sections shall remain in full force and effect), shall be vitiated and shall be a nullity and shall be void ab initio;

            2. The Parties shall direct the Escrow Agent to return to or at the direction of Lloyd's Underwriters or Equitas, with thirty
                  (30) days prior written notice to the Congoleum and the Plan Trust, if it exists, the Settlement Amount plus any interest or investment income accrued on the Settlement Amount minus:
                  (i) any reasonable and proper costs incurred by the Escrow Agent; (ii) any reserves required under the Escrow Agreement to be held for the payment of taxes, indemnities, or otherwise; or (iii) losses incurred under any investment of the Settlement Amount permissible under the terms of the Approval Order;

            3. None of the Parties shall be bound by the terms of any Approval Order;

            4. Lloyd's Underwriters and Equitas shall not be designated as Settling Asbestos Insurance Companies, and neither Lloyd's Underwriters nor Equitas shall seek or receive any benefit or protection of a Settling Asbestos Insurance Company;

            5. the Parties shall have the rights, defenses and obligations under or with respect to the London Policies that they would have had absent this Agreement,

            6. the releases provided in Section 4 above shall become null and void ab initio;

            7. Lloyd's Underwriters shall be free to pursue their objections to the Plan and to appeal from the Confirmation Order and Congoleum shall be free to oppose any such objections or appeals and the Parties shall be free to pursue their claims against one another in the Coverage Action; and

            8. any otherwise applicable statutes of limitations or repose, or other time-related limitations, shall be deemed to have been tolled for the period from the Execution Date through the date that this Agreement is declared null and void, and no Party shall assert, plead, raise or otherwise rely on or take advantage, whether actively or passively, of any time-related defense to any Claim by any other Party related to such period, and if any Party breaches this obligation, it shall be deemed to have created a new cause of action against it at the time of such breach for which it shall be liable in damages equal to the amount of damages it avoided by reason of the breach.

            9. Assignment of Subrogation, Contribution and Reimbursement Rights Against Other Insurers

      Other than claims against Lloyd's Underwriters' reinsurers or retrocessionaires, Lloyd's Underwriters agree that they shall not pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any third party, including without limitation any other primary or excess insurer of Congoleum or any other subscriber to any of the London Policies. To the extent permitted by law, Lloyd's Underwriters hereby transfer and assign to Congoleum all such rights, claims, and causes of action relating to subrogation, reimbursement, or contribution that Lloyd's Underwriters may have, arising out of the Settlement Amount paid hereunder, provided always that if any third-party Person asserts any claim against Lloyd's Underwriters, Lloyd's Underwriters shall be permitted to pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any such third-party Person in any cross-claim, counter-claim or similar procedure. The Parties expressly agree that nothing in this Section 9 or in this Agreement shall limit the rights of Lloyd's Underwriters to make reinsurance claims and pursue their reinsurance recoveries (if any).

10.   Cooperation

      Congoleum will undertake all reasonable actions to cooperate with Lloyd's Underwriters in connection with their reinsurers, including (at Lloyd's Underwriters' sole expense with respect to services and/or assistance provided by external Congoleum vendors, and out-of-pocket expenses incurred by Congoleum) responding to reasonable requests for information and meeting with representatives of reinsurers. Such cooperation shall include providing Lloyd's Underwriters' representative, upon reasonable request, access to all claim files maintained by Congoleum, including but not limited to, all product exposure, medical, claim status, and payment records contained in such files.

11.   Claim Reporting

      A. As of the Trigger Date, Lloyd's Underwriters shall have the right (upon reasonable notice and in a manner convenient to the Plan Trust, as applicable) to review and obtain from the Plan Trust all files, information and documents:

            1. concerning Claims subject to payment or potential payment with the proceeds of this Agreement, and

            2. required of or necessary to Lloyd's Underwriters in connection with any Claims, arbitrations, or litigations relating to reinsurance of the Settlement Amount or in connection with this Agreement.

      B. For the avoidance of doubt, the relevant files, information and documents referenced in Paragraph 11.A above shall include, without limitation:

            1. information from any database maintained by the Plan Trust, any information that the Plan Trust collects pursuant to the TDP, and any information included on any claim form used by the Plan Trust with respect to Asbestos Personal Injury Claims and Indirect Asbestos Claims; and

            2. for each Asbestos Personal Injury Claim and Indirect Asbestos Claim resolved:

                  a.    the Claimant's name;

                  b. a claim number if the Plan Trust uses such a number to identify claims;

                  c.    status (open or closed);

                  d. date of first exposure, if the Plan Trust collects such information;

                  e. alleged disease and date of diagnosis, if the Plan Trust collects such information; and

                  f.    the amount of indemnity paid.

      C. The Plan Trust shall reasonably cooperate in obtaining and providing the files, information and documents referred to in Paragraphs 11.A and 11.B above at Lloyd's Underwriters' reasonable request and sole expense (provided that Lloyd's Underwriters shall have no obligation to pay any internal costs of the Plan Trust, including costs associated with time or expenses of the Plan Trust's employees). For the avoidance of doubt and without limitation of the foregoing, the Plan Trust will undertake all reasonable actions to cooperate with Lloyd's Underwriters in connection with their reinsurers, including (upon reasonable notice, at Lloyd's the Plan Trust, and in a manner convenient to the Plan Trust as applicable) responding to reasonable requests for information and meeting with representatives of reinsurers. Such cooperation shall include providing Lloyd's Underwriters' representative access to all claim files related to Asbestos Personal Injury Claims and Indirect Asbestos Claims maintained by the Plan Trust, including all product exposure, medical, claim status, and payment records contained in such files.

      D. For the avoidance of doubt, this Section 11, and any results of such a review contemplated hereby:

            1. shall not affect Lloyd's Underwriters' payment obligations under this Agreement;

            2. shall not obligate the Plan Trust to collect any information from any Claimant that it is not otherwise obligated to collect; and

            3. shall not give Underwriters and/or Equitas any right to challenge the allowance or payment of any Claim by the Plan Trust.

      E. Lloyd's Underwriters shall not provide any "Report" (as defined in Paragraph 11.G below), results, files, information, or documents obtained by Lloyd's Underwriters pursuant to this Section 11 (the "Materials") to any other Entity and shall keep the Materials confidential, except that Lloyd's Underwriters may:

            1. provide the Materials to Entities identified in Paragraph 13.C below; and

            2. use the Materials in any proceeding to obtain reinsurance with respect to the Settlement Amount or this Agreement or in connection with its compliance with applicable laws or regulations.

      F. Lloyd's Underwriters shall exercise their reasonable best efforts to maintain the confidentiality of the Materials, including seeking a confidentiality pledge from any Entity with which they share the Materials and seeking a protective order in any proceeding in which they use the Materials, but Lloyd's Underwriters' right to disclose any portion of the Materials to any of the Entities identified in Paragraph 13.C below, shall not be affected if their reasonable best efforts do not result in a confidentiality pledge being given or a confidentiality order being entered. Nothing in this Section 11 shall prevent Lloyd's Underwriters or Equitas from using the Materials for their own internal purposes.

      G. In the Plan Trust's sole discretion, the Plan Trust may, in response to a request from Lloyd's Underwriters pursuant to Paragraphs 11.A through 11.C, provide Lloyd's Underwriters (or their representatives) with a report concerning asbestos-related bodily injury claims activity with respect to the time period that is the subject of Lloyd's Underwriters' request for relevant files, information and documents (the "Report"). Notwithstanding anything to the contrary in this Section 11, the Plan Trust shall not be required to include in any Report any information that such the Plan Trust is not required to collect under the Plan or the TDP or that the Plan Trust in fact collects. If the Plan Trust (as applicable) is required to collect under the Plan or the TDP (or in fact collects) the following information, such Reports shall include:

            1. the number of total claims filed, pending, settled, dismissed or that went to judgment, the total indemnity paid, and total expense paid; and

            2. with respect to each claim resolved during the relevant period:

                  a.    the claimant's name;

                  b.    the claim number;

                  c.    jurisdiction, if any;

                  d.    status (open or closed);

                  e. the date of first exposure as set forth in the complaint or as reflected by information reasonably available to the Plan Trust (as applicable);

                  f. the asbestos product(s) or premises for which Congoleum is responsible to which the claimant alleges exposure;

                  g. the Entity(ies) within Congoleum that the claimant alleges caused his injury;

                  h.    the alleged disease and the date of diagnosis;

                  i. whether there is a medical diagnosis of the alleged disease;

                  j.    date of death if applicable; and

                  k.    the amount of indemnity paid.

If the Plan Trust exercises its discretion to provide Reports to Lloyd's Underwriters pursuant to this Paragraph 11.G, the Plan Trust shall still be obligated, at the request of Lloyd's Underwriters (upon reasonable notice, at Lloyd's Underwriters' sole expense, and in a manner convenient to the Plan Trust) to make available to Lloyd's Underwriters files, information and documents described in Paragraphs 11.A and B that relate to the asbestos bodily injury claims that are the subject of the Report subject to Paragraphs 11.D through 11.F above.

      H. If the Plan Trust does not exist, or for whatever reason fails to provide any of the documents or other information set forth above after request by Lloyd's Underwriters, and Congoleum has, or has the right to obtain, access to such documents or information, Congoleum shall be obligated to provide such documents or information to Lloyd's Underwriters to the same extent, and subject to the same conditions and limitations, as the Plan Trust.

12.   Reasonably Equivalent Value

      The Parties acknowledge and agree that: (i) the Agreement was bargained for and entered into in good faith and as the result of arms'-length negotiations; and (ii) was based on their respective independent assessments, with the assistance and advice of counsel, the payments and other benefits to be received by the Parties pursuant to this Agreement constitute a fair and reasonable settlement of the Parties' claims against each other and constitute reasonably equivalent value for the releases, indemnity, and other benefits conveyed under this Agreement.

13.   Confidentiality

      A. The Parties agree that all matters relating to the negotiation of this Agreement shall be confidential and are not to be disclosed except by order of a court of competent jurisdiction or by written agreement of the Parties except to the extent that disclosure of matters relating to the negotiation of this matter is necessary in connection with seeking approval of this Agreement by the Court.

      B. In the event that a private litigant, by way of document request, interrogatory, subpoena, or questioning at deposition, trial, or other proceeding attempts to compel disclosure of anything protected by this Section 13, the Party from whom disclosure is sought shall decline to provide the requested information on the ground that this Agreement prevents such disclosure. In the event that such private litigant seeks an order from any court or governmental body to compel such disclosure, or in the event that a court, government official, or governmental body (other than the Inland Revenue, Internal Revenue Service, Securities and Exchange Commission or Financial Services Authority) requests or requires disclosure of anything protected by this Section 13, the Party from whom disclosure is sought shall immediately give written notice by facsimile or hand-delivery to the other Parties, and shall immediately provide copies of all notice papers, orders, requests or other documents in order to allow each Party to take such protective steps as may be appropriate. Notice under this Section 13 shall be made to the Persons identified in Section 19 of this Agreement.

      C. Material protected by this Section 13 shall be deemed to fall within the protection afforded to compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and similar provisions of state law or state rules of court.

      Notwithstanding anything in this Section 13, nothing in this Agreement shall prevent any Party from disclosing or releasing information regarding the negotiation of this Agreement in any form and at any time after the Execution Date to:

            1. reinsurers or retrocessionaires of any Lloyd's Underwriter directly or through intermediaries;

            2.    outside auditors, attorneys or accountants of any Party;

            3. to the extent required by law, including, to the extent applicable, to the Inland Revenue, the Internal Revenue Service, the Securities and Exchange Commission, the Financial Services Authority or other U.S., U.K., or other governmental authority that properly requires disclosure by a Party hereto;

            4. to the extent and in any form that such information is required to be disclosed or released to satisfy reporting requirements imposed by law, including any Federal securities laws; and

            5. as necessary in connection with the approval of this Agreement by any Court.

      D. Notwithstanding the foregoing, Lloyd's Underwriters may issue a press release at any time following the Execution Date stating in substance that Lloyd's Underwriters have reached comprehensive agreements to settle insurance coverage claims brought by multiple policyholders for an aggregate amount that identifies some or all of the policyholders that reached such settlements, including Congoleum, but does not disclose the amounts or other terms of individual settlements. Congoleum may also issue a press release at any time following the filing of a motion with the Bankruptcy Court seeking approval or this Agreement; provided that Congoleum first provides Lloyd's Underwriters with a copy of the press release and permits Lloyd's Underwriters adequate time to provide any comments thereon.

14.   Non-Prejudice and Construction of Agreement

      A. This Agreement is not a contract of insurance. This Agreement is not subject to rules or construction governing contracts of insurance, including without limitation, the doctrine of contra proferentum. This Agreement is a compromise between the Parties and shall not be construed as an admission of coverage under the London Policies, nor shall this Agreement or any provision hereof be construed as a waiver, modification or retraction of the positions of the Parties with respect to the interpretation and application of the London Policies.

      B. This Agreement is the product of informed negotiations and involves compromises of the Parties' previously stated legal positions. Accordingly, this Agreement does not reflect upon the Parties' views as to rights and obligations with respect to matters or Persons outside the scope of this Agreement. This Agreement is without prejudice to positions taken by the Lloyd's Underwriters with regard to other insureds, and without prejudice to positions taken by Congoleum with regard to other insurers. Except for the express references herein to Equitas and currently unknown Lloyd's Underwriters, the Parties specifically disavow any intention to create rights in third-parties under or in relation to this Agreement.

      C. This Agreement is the jointly-drafted product of arms'-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Agreement shall be construed against the other Party.

15.   No Modification

      No change or modification of this Agreement shall be valid unless made in writing and signed by the Parties (or their attorney-in-fact) whose interests are affected by such change or modification.

16.   Integration

      This Agreement, including the Attachments hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all discussions, agreements and understandings, both written and oral, among the Parties with respect hereto.

17.   Governing Law

      This Agreement shall be governed by, and shall be construed in accordance with, the laws of New Jersey without regard to its choice of law rules.

18.   Execution

      There will be two signed originals of this Agreement, which may be executed in duplicate counterparts. Facsimiles or scanned versions of signatures by the Parties shall be treated as originals.

19.   Notices

      Unless another person is designated, in writing, for receipt of notices hereunder, notices to the respective Parties shall be sent to the following Persons, provided that notices to the Plan Trust, upon its creation, shall be sent to such Person(s) as the Plan Trust then designates in writing..

If to Congoleum:                      Pillsbury Winthrop LLP
                                      1540 Broadway
                                      New York, NY  10036-4039
                                      Attn:  Richard L. Epling, Esq.
                                             Kerry A. Brennan, Esq.
                                      Phone:  (212) 858-1000
                                      Fax:  (212) 858-1500
                                      e-mail:  repling@pillsburywinthrop.com
                                               kbrennan@pillsburywinthrop.com

                                      and

                                      Gilbert Heintz & Randolph LLP
                                      1100 New York Avenue, N.W.
                                      Washington, D.C.  20005
                                      Attn:  Bette Orr, Esq.
                                      Phone:  (202) 772-2340
                                      Fax:  (202) 772-2325
                                      e-mail:  orrb@ghrdc.com

With a copy to:                       Howard N. Feist III
                                      Congoleum Corporation
                                      57 River Street
                                      Wellesley, MA  02481-2097
                                      Phone:  (781) 237-6655
                                      Fax:  (781) 237-6880
                                      e-mail:  sfeist@alumni.princeton.edu

If to Underwriters or Equitas:        Equitas Limited
                                      Claims Division
                                      33 St. Mary Axe
                                      London  EC3A 8LL  ENGLAND
                                      Attn:  Head of Direct Claims

With a copy to:                       Zuckerman Spaeder LLP
                                      1201 Connecticut Avenue, NW [after July
                                      1, 2005, 1800 M Street, NW]
                                      Washington, DC  20036
                                      Attn:  James Sottile, IV, Esq.

            [The remainder of this page is left blank intentionally]

      IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

      Lloyd's Underwriters participating in the syndicates identified in Attachment B have each respectively designated Zuckerman Spaeder LLP as their attorneys-in-fact for the limited purpose of executing this Agreement on their behalf with express authority to do so.


                        FOR CONGOLEUM

                        By:    /s/ Howard N. Feist III
                               ----------------------------------------

                        Name:  Howard N. Feist III
                               ----------------------------------------

                        Title: Chief Financial Officer
                               ----------------------------------------

                        Date:  June 22, 2005
                               ----------------------------------------



                        FOR LLOYD'S UNDERWRITERS

                        By:    James Sotille, Esq., attorney,-in-fact
                               ----------------------------------------

                        Name:  James Sotille
                               ----------------------------------------

                        Title: Attorney-in-fact
                               ----------------------------------------

                        Date:  June 22, 2005
                               ----------------------------------------

                        FOR THE PLAN TRUST

                        By:_____________________________________________

                        Name:___________________________________________

                        Title:__________________________________________

                        Date:___________________________________________

                                  Attachment A

             Known Congoleum and/or Bath Iron Works London Policies

Policy Number                             Inception         Termination
-------------                             ---------         -----------

356999 -WCA                               01-Jan-1953       01-Jan-1954
357003 -WCA                               01-Jan-1953       01-Jan-1954
K21782                                    12-Nov-1953       12-Nov-1954
K21783                                    12-Nov-1953       12-Nov-1954
K21784                                    12-Nov-1953       12-Nov-1954
K28288                                    12-Nov-1954       01-Jan-1956
K28289                                    12-Nov-1954       01-Jan-1956
K28290                                    12-Nov-1954       01-Jan-1956
K28291                                    12-Nov-1954       01-Jan-1956
U43702-WCA/CON 4628                       01-Jan-1954       01-Jan-1955
U43781-WCA/CON 54/4282                    01-Jan-1954       01-Jan-1955
U45129-WCA (CONT 54/4628)                 01-Jan-1955       01-Jan-1956
U46187-WCA (CON 55/4282)                  01-Jan-1955       01-Jan-1956
K28288                                    01-Jan-1956       01-Jan-1957
K28289                                    01-Jan-1956       01-Jan-1957
K28290                                    01-Jan-1956       01-Jan-1957
K28291                                    01-Jan-1956       01-Jan-1957
U53889-WCA (CONT 55/4628)                 01-Jan-1956       01-Jan-1957
U55135-WCA (CON 56/4282)                  01-Jan-1956       01-Jan-1957
K28288                                    01-Jan-1957       01-Jan-1958
K28289                                    01-Jan-1957       01-Jan-1958
K28290                                    01-Jan-1957       01-Jan-1958
K28291                                    01-Jan-1957       01-Jan-1958
U61306-WCA (CONT 56/4628)                 01-Jan-1957       01-Jan-1958
U61820-WCA (CONT 57/4282)                 01-Jan-1957       01-Jan-1958
CK2458/K47201/A/57/460                    01-Jan-1958       01-Jan-1959
CK2459/K47202/A/58/460                    01-Jan-1958       01-Jan-1959
U66779-WCA (CON 57/4628)                  01-Jan-1958       01-Jan-1959
U67387-WCA (CONT 58/4282)                 01-Jan-1958       01-Jan-1959
CK2458/K47201/A/58/460                    01-Jan-1959       01-Jan-1960
CK2459/K47202/A/58/460                    01-Jan-1959       01-Jan-1960
U72524-WCA (CONT 58/4628)                 01-Jan-1959       01-Jan-1960
U72809-WCA (CONT 59/4282)                 01-Jan-1959       01-Jan-1960
CK2458/K47201/A/58/460                    01-Jan-1960       01-Feb-1961
CK2459/K47202/A/58/460                    01-Jan-1960       01-Feb-1961
U77419-WCA (CONT59/4628)                  01-Jan-1960       01-Jan-1961
U78535-WCA (CONT 60/4282)                 01-Jan-1960       01-Jan-1961
U82967-WCA (CONT 61/4282)                 01-Jan-1961       01-Jan-1962
U85412-WCA (CONT 62/4282)                 01-Jan-1962       01-Jan-1963

                                  Attachment A

881/WHL551                                01-Apr-1976       01-Apr-1977
UHL0036                                   12-Jan-1976       01-Jan-1977
881/WJ0741                                01-Apr-1977       01-Jan-1978
881/WJU551                                01-Apr-1977       01-Jan-1978
UJL0056                                   01-Jan-1977       01-Jan-1978
UJL0057                                   01-Jan-1977       01-Jan-1978
UJL0389                                   01-Jan-1977       01-Jan-1978
881/WK0091                                01-Jan-1978       01-Jan-1979
881/WK0151                                01-Jan-1978       01-Jan-1979
881/WK0161                                01-Jan-1978       01-Jan-1979
881/WKT051                                01-Jan-1978       01-Jan-1979
UJL0389                                   01-Jan-1978       01-Jan-1979
UJL0389                                   01-Jan-1979       01-Jan-1980
WLT121                                    01-Jan-1979       01-Jan-1980
FUL08367                                  01-Jan-1980       01-Jan-1981
FUL083811                                 01-Jan-1981       01-Jan-1982
FUL084656                                 01-Jan-1982       01-Jan-1983
FUL085565                                 01-Jan-1983       01-Jan-1984
CON M800855/LCX-6-01453                   01-Jan-1986       01-Jan-1987
CON M800855/LCX-6-01454                   01-Jan-1986       01-Jan-1987
M80312/LCX-10035                          01-Jan-1987       01-Jan-1988
M803127/LCX-10012                         01-Jan-1987       01-Jan-1988
M803127/LCX-10013                         01-Jan-1987       01-Jan-1988
OMP-10036                                 01-Jan-1987       01-Jan-1988
CON M804036/LCX10737                      01-Jan-1988       01-Jan-1989
CON M804036/LCX10738                      01-Jan-1988       01-Jan-1989
M804041/LCX-10739                         01-Jan-1988       01-Jan-1989
CON M806376/LCX11480                      01-Jan-1989       01-Jan-1990
CON M806376/LCX11481                      01-Jan-1989       01-Jan-1990
CON M806379/LCX11482                      01-Jan-1989       01-Jan-1990
CON M806376/LCX11480                      01-Jan-1990       01-Jan-1991
CON M807846/LCX-11481                     01-Jan-1990       01-Jan-1991
CON M807847/LCX-11482                     01-Jan-1990       01-Jan-1991
TA0011B01/CON TA4000B01                   01-Jul-1991       31-Dec-1992
LCX-13308                                 01-Jul-1991       01-Jan-1992
CON MA8026H00/LCX-13387                   01-Jan-1992       01-Jan-1993
CON MA8026H00/LCX-13388                   01-Jan-1992       01-Jan-1993
LCX-13389                                 01-Jan-1992       01-Jan-1993

                                  ATTACHMENT B

              Known Syndicate Subscribers to Known London Policies


010         114         311         531         744         943
018         1215        317         535         745         947
033         122         329         535         748         964
034         123         334         540         761         970
035         123         335         540         764         971
036         127         347         552         772         972
040         130         358         573         773         972
042         164         365         573         782         975
052         169         367         583         790         990
052         174         368         584         795         998
056         178         371         588         796
057         185         372         596         803
059         187         401         601         803
062         190         404         604         812
064         194         406         615         819
065         199         406         616         829
067         203         407         617         833
069         204         417         620         836
079         206         418         625         838
079         207         428         625         842
079         208         433         629         845
086         209         440         632         849
088         209         446         633         857
090         210         448         650         860
092         212         457         653         861
098         219         470         662         867
1009        223         475         672         868
1009        231         479         672         869
1014        235         483         677         870
102         250         483         687         872
1023        264         484         687         872
1023        273         488         697         875
108         275         490         700         900
1081        277         499         707         900
1084        282         500         724         901
1084        282         502         725         904
109         284         505         729         905
110         288         507         735         924
112         299         507         735         926
1125        301         517         741         933
114         309         522         741         937